UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 7, 2006

Piedmont Natural Gas Company, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	1-6196	56-0556998
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4720 Piedmont Row Drive, Charlotte, North Carolina		28210
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	704-364-3120

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On April 7, 2006, Piedmont Natural Gas Company, Inc. (the Company), entered into an accelerated share repurchase agreement with Citigroup Global Markets, Inc. (Citigroup), for the repurchase of 1,000,000 shares of its outstanding common stock at an initial price of $23.87 per share. The Company will fund this transaction with internally generated cash and short-term borrowings. Citigroup and certain of its affiliates have engaged, and may in the future engage, in transactions with and perform services for the Company in the ordinary course of business.

Under the terms of the accelerated share repurchase agreement, the Company will repurchase the 1,000,000 shares immediately from Citigroup. Citigroup will then purchase an equivalent amount of shares in the open market. Such purchases by Citigroup could take up to two months or a shorter period of time (the Pricing Period) depending upon the amount of shares of common stock purchased by Citigroup on a daily basis. The Company may receive from, or be required to pay, Citigroup a price adjustment based upon the actual cost of the shares purchased by Citigroup once such purchases are completed. Such price adjustment can be settled, at the Company’s option, in cash or in shares of its common stock.

In the event of a default by the Company or Citigroup under the accelerated share repurchase agreement, the non-defaulting party may terminate or accelerate the transaction, and may be entitled to unreimbursed net losses and costs.

During the Pricing Period, the Company will not purchase any shares of common stock under its current Common Stock Open Market Purchase Program, or enter into any accelerated share repurchase program or any derivative share repurchase transaction or other similar transaction.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Natural Gas Company, Inc.

April 10, 2006	By:	/s/ David J. Dzuricky

Name: David J. Dzuricky
Title: Senior Vice President and Chief Financial Officer